EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                           OPERATIONS TO FIXED CHARGES  (Unaudited)

                    Eli Lilly and Company and Subsidiaries
                             (Dollars in Millions)

                            Nine Months
                               Ended
                           September 30,                   Years Ended December 31,
                           -------------    -----------------------------------------------------------
                               1998          1997        1996         1995         1994          1993
                               ----          ----        ----         ----         ----          ----
Consolidated
  Pretax Income from
  Continuing Operations
  before Accounting
  Changes and
  Extraordinary Item.....    $1,974.9       $510.2     $2,031.3     $1,765.6     $1,698.6       $662.8

Interest from Continuing
  Operations.............       151.5        260.0        324.9        324.6        129.2         96.1

Interest Capitalized
  during the Period
  from Continuing
  Operations.............       (14.1)       (23.8)       (36.1)       (38.3)       (25.4)       (25.5)
                             --------       ------     --------     --------     --------       ------

Earnings.................    $2,112.3       $746.4     $2,320.1     $2,051.9     $1,802.4       $733.4
                             ========       ======     ========     ========     ========       ======

Fixed Charges/(1)/.......    $  153.5       $264.2     $  329.6     $  324.6     $  129.2       $ 96.1
                             ========       ======     ========     ========     ========       ======

Ratio of Earnings to
  Fixed Charges..........        13.8          2.8/(2)/     7.0          6.3         14.0          7.6
                             ========       ======     ========     ========     ========       ======

/1/ Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

/2/ Included in the 1997 earnings is a non-cash charge of $2,443 million due to an asset impairment. See notes to consolidated condensed financial statements. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 12.5.